Exhibit 99.1


NEWS RELEASE


EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
Janet J. Burak
Senior Vice President
Everest Global Services, Inc.
908.604.3170

                                                           For Immediate Release

                Everest Re Group Completes Gibraltar Acquisition

         ST. MICHAEL, Barbados - September 19, 2000 -- Everest Re Group, Ltd. (NYSE: RE) announced today that its US subsidiary Everest Reinsurance Holdings, Inc. had completed the acquisition of Gibraltar Casualty Company from The Prudential Insurance Company of America.

         The acquisition price of $51.8 million effectively adds approximately $500 million of invested assets to the $4.6 billion base Everest Re Group reported at June 30, 2000.

         Gibraltar will be managed by a team led by James H. Foster, who has been named President of the company and promoted to Senior Vice President within Everest Re. Mr. Foster, who has been with Everest since 1989, has over twenty years of experience handling many different types of litigation. Mr. Foster will maintain his current role as the principal investor relations officer for Everest Re Group.

         Immediately following the acquisition, Gibraltar's name was changed to Mt. McKinley Insurance Company.

         Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the US and international markets. Everest Reinsurance (Bermuda), Ltd. provides reinsurance to property

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and casualty and life  insurers in both the Bermuda and  international  markets.
Everest National Insurance Company provides property and casualty insurance to policyholders in the United States. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the United States. Southeastern Security Insurance Company provides personal lines coverage in Georgia. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group's web site: www.everestregroup.com.

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